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EXHIBIT 99.4(g)

New Jersey Variable Annuity Endorsement (Form 0809-GA84)
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                                                                 EXHIBIT 99.4(g)

FIRST CAPITAL LIFE
INSURANCE COMPANY


                    NEW JERSEY VARIABLE ANNUITY ENDORSEMENT

This endorsement becomes a part of the policy to which it is attached.

The last paragraph of the separate Account Accumulation Value subsection of the CONTRACT VALUE section is replaced by the following:

     The accumulation unit value (value in dollar amount per unit) of a variable account will vary (increase or decrease) with the investment experience of the variable account. The number of accumulation units will not change due to a change in the accumulation unit value.

The following subsection is added following the Unscheduled Additional Premium Payments subsection of the PREMIUM PAYMENTS section:

                         Limitation of Premium Payments

If this contract is purchased in connection with a nonqualified plan under the Internal Revenue Code, we reserve the right to limit premium payments to an aggregate amount of $500,000.

Signed for the Company at San Diego, California.


     /s/ ANDREW L. LOEB             /s/ FRED A. BUCK
     Secretary                      President



0809-GA84                                                            b